Exhibit 10.1

August 14, 2017

Anthony Fiorino, M.D., Ph.D.

550 Sylvan Avenue

Englewood Cliffs, NJ 07632

Dear Tony,

The purpose of this letter is to provide you with an employment offer specifying the terms and conditions of your employment with Immune Pharmaceuticals Inc. (the “Company”).

1.	Position and Duties

You will function as the Chief Medical Officer and Chief Operating Officer of the Company, responsible for all scientific and medical research, pre-clinical and clinical development and drug manufacturing activities and, in addition, will perform all duties as determined necessary by the Chief Executive Officer. This position is full-time for which you agree to devote 100% of your working hours. You may be required to travel in accordance with the Company’s business needs, in accordance with the Company's travel policy, as may be amended from time to time. It is understood that you may serve on the board of business entities, trade associations and charitable organizations, and engage in charitable activities and community affairs, provided that these activities do not materially interfere with the proper performance of your duties and responsibilities to the Company, or create a conflict of interest.

2.	Term

The term of your employment shall be effective as of August 15, 2017 (the “Effective Date”) and shall continue, unless terminated either by you or the Company as set forth in Section 7 below (the "Term"). Your employment with the Company is “at will” and neither this letter agreement nor any other oral or written representations constitute a contract of employment with the Company for any guaranteed specific period of time, and the Company shall have the discretion to determine whether or not you will be required to continue to perform your regular duties and/or report to work during any relevant notice period.

3.	Compensation

Your compensation shall consist of the following:

(a)	Annual Base Salary. Your annual base salary shall be $300,000 until the closing by the Company of one or more subsequent financings with gross proceeds to the Company equal to $5,000,000 in the aggregate, and $360,000 thereafter; in each case, less required and authorized deductions (the "Base Salary"), with such Base Salary paid to you on a semi-monthly basis in accordance with the Company’s regular payroll practices. It is agreed that during the Term, your Base Salary shall not be decreased at any time without your prior written consent. Your position is classified as exempt for purposes of federal wage-hour law and therefore you are not entitled to overtime pay.

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Your Base Salary will be reviewed on an annual basis and may be modified, at the sole discretion of the Chief Executive Officer in consultation with the Compensation Committee of the Board of Directors of the Company (the “Board”) but in no case will you receive an annual raise of less than the percentage increase (if any) in the Consumer Price Index: Urban Wage Earners and Clerical Workers for the N.Y. Northeastern N.J. region as published by the U.S. Bureau of Labor Statistics during the immediately preceding 12-month period running from October 1st through September 30th.

(b)	Bonus. You will be eligible for periodic and annual cash incentive awards during the Term, upon your achievement of mutually agreed upon goals, in amounts to be determined by the Chief Executive Officer in consultation with the Compensation Committee of the Board. Your annual bonus will be a minimum of 10% of your annual Base Salary. In order to receive such incentive award, you must be employed by the Company, without notice of any termination having been given, on the date that such incentive award is scheduled to be paid to you, except as provided for in Sections 9 (“Severance”) and 11 (“Change of Control”) below.

(c)	Equity. As of the Effective Date, the Company hereby grants to you options to purchase 90,000 shares of the Company’s common stock, at a price per share equal to the market share price on the date of grant by the Board. Of this amount, 15% shall vest ninety (90) days following the date of grant; 15% on the first-year anniversary of the date of grant (the “Anniversary”) and 70% in equal portions at the end of each three (3) month period over the course of a two (2) year period commencing on the Anniversary, subject to acceleration as provided for in Sections 9 (“Severance”) and 11 (“Change of Control”) below.

You will be entitled to participate in any Employee Stock Option Plan or other equity compensation plan of the Company, which may be in effect from time to time. Options or equity may be granted under such a plan from time to time by the Board, in its sole discretion, based upon Company performance, performance assessment and other related factors.

4.	Paid Time Off and Benefits

You will be eligible to participate in all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to senior executives of the Company, including but not limited to health insurance coverage in accordance with the terms of the Company’s health insurance plan. If the Company is unable to offer health insurance coverage as of the Effective Date and you timely elect continuation of coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to your immediately prior employer's group health plans, the Company will reimburse you for the cost of such continuation of coverage.

You are entitled to take twenty-four (24) days of paid time off per calendar year (prorated, for partial years of employment), in addition to the Company-designated holidays, in each case, in accordance with the Company’s policy and in coordination with the Chief Executive Officer. You shall be permitted to carryover up to 10 days from one calendar year to the next, and shall forfeit any accrued but unused vacation days above such amount. Upon your termination of employment for any reason you shall be entitled to payment for a maximum of 20 accrued but unused days.

5.	Expenses

In accordance with the Company’s policy, you are entitled to reimbursement for those expenses reasonably incurred by you in connection with your employment duties, upon your submission of an expense report together with invoices to the financial department of the Company, provided that such invoices are in form and in substance satisfactory to the Company and are submitted within ninety (90) days of your incurring such expenses and provided further that such expenses are in line with the Company's expense policy, as may be amended from time to time. Reimbursements by the Company to you of any eligible expenses under this Agreement will be made within thirty (30) days of your having properly submitted an expense report together with necessary invoices or other supporting documentation.

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6.	Company Property

During the Term, the Company may provide you with the benefit of using Company property, such as a laptop computer. Your use of such Company property must be in accordance with the Company’s guidelines and you are obligated to return any such property to the Company upon its request, and in any case upon the termination of your employment for any reason.

7.	Confidentiality

Your continued employment is dependent upon your signing and complying with the terms of the Non-Disclosure and Non-Competition Agreement ("NDNC") attached to this letter agreement as Schedule A.

8.	Termination

Your employment may be terminated at any time as follows:

(a)	Termination upon Death or Disability. The Term shall automatically end upon your death or Disability. For purposes of this letter agreement, "Disability" shall be defined as your failure to perform your regular duties on account of a physical or mental illness for a period of thirty (30) consecutive work days, or forty-five (45) days in any six (6) month period.

(b)	Termination for Cause. At any time, the Company has the right to immediately terminate your employment for Cause. For purposes of this letter agreement, "Cause" shall be defined as your (i) failure to substantially perform the duties of your position for a period of at least fifteen (15) calendar days following the Company’s written notice of such failure; (ii) engaging in conduct, which in the Company’s sole discretion, is demonstrably and materially injurious to the Company, and which does not cease immediately following your receipt of written notice from the Company specifying the nature of such conduct; (iii) acting in a manner which constitutes gross negligence or willful misconduct with respect to your duties to the Company; (iv) misappropriating corporate assets or corporate opportunities, or any other acts of dishonesty or breach of fiduciary obligations to the Company or its affiliated corporate entities; (v) a conviction for a felony offense excluding Driving While Intoxicated or Driving Under the Influence; or (vi) engaging in theft, embezzlement, self-dealing, or an act which causes material damage to the Company and/or any of its related corporate entities, officers or directors, or (vii) willfully and materially violating this Agreement or your signed NDNC Agreement in a manner that is incurable.

In the event that you are terminated for Cause, the Company will only be obliged to pay you any “Accrued Benefits,” defined as: (i) accrued and unpaid Base Salary through the date of termination; (ii) reimbursement for any reimbursable business expenses accrued through the date of termination but not yet reimbursed by the Company; and (iii) an amount equal to your accrued but unused vacation through the date of termination. The Accrued Benefits will be payable within fifteen (15) days following the date of termination, subject to applicable law; provided that in the case of amounts payable under (ii) hereof any business expenses submitted for reimbursement are accompanied by proper receipts and/or documentation and are submitted reasonably in advance to permit reimbursement within such fifteen (15) day period.

In the event that you are terminated for Cause, any unvested options granted to you under the Employee Stock Option Plan or other equity incentive plan will be voided and any vested and unexercised options shall expire ninety (90) days after the Termination Date.

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(c)	Termination without Cause. Your employment may be terminated by the Company without Cause upon thirty (30) days written notice from the Company to you. Upon such termination, you shall be entitled to the Severance detailed in Section 9 below.

(d)	Termination for Good Reason. You shall be entitled to terminate your employment with the Company for “Good Reason,” which shall be defined as a: (i) material change to your role, authority or duties at the Company or a material reduction in your compensation that was not agreed upon with you; (ii) material breach by the Company or any of its affiliated corporate entities of their material obligations to you; (iii) a relocation of your primary work place without your advance written consent to a location outside of New Jersey or New York City or to a location in New Jersey or New York more than 20 miles from your current location of primary work for the Company; or (iv) failure of the Company to obtain the assumption in writing of its obligations under this letter agreement by any successor to all or substantially all of its business or assets within fifteen (15) days after any merger, sale, liquidation or dissolution of the Company, in each case absent your prior written consent. In order to qualify as a termination for Good Reason, you must give written notice to the Board of the Company within fourteen (14) calendar days of the occurrence of one or more of the above events, and the Company must fail to cure within fourteen (14) calendar days of receiving such notice from you. In the event of a Termination for Good Reason, you shall be entitled to the Severance detailed in Section 9 below.

(e)	Termination without Good Reason. Your employment may be terminated by you for any reason at any time upon thirty (30) calendar days’ written notice from you to the Company. In the event of a Termination without Good Reason, you shall only be entitled to Accrued Benefits. The Company shall have the right to determine whether or not you will be obligated to report to work during the notice period. In the event of a Termination without Good Reason, any unvested options granted to you under the Employee Stock Option Plan or other equity incentive plan will be voided and any vested and unexercised options shall expire ninety (90) days after the Termination Date.

(f)	Notice of Termination. In the event of a termination of your employment for any reason, written notice of such termination must be given by one party to the other via certified or registered mail, email, fax, or by hand, in accordance with the Section 18 (“Notice”) below.

(g)	Transition. Regardless of the circumstances surrounding your termination of employment, it is agreed that upon such termination, you will return to the Company all the Company property and will make every effort to facilitate the orderly transition of your duties and responsibilities.

9.	Severance

If the Company terminates this Agreement without Cause, or if you terminate this Agreement for Good Reason, you shall be entitled to the following benefits (the “Severance”):

(a)	your Accrued Benefits;

(b)	an amount equal to one (1) month of salary (determined as your highest rate of Base Salary during the six (6) month's immediately prior to your termination date) multiplied by the number of months in the Severance Period (defined below);

(c)	an amount equal to your monthly health insurance premium (determined as your monthly cost of continuing medical and dental insurance coverage under COBRA) multiplied by the number of months in the Severance Period;

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(d)	an amount equal to your Minimum Bonus for the calendar year in which your termination date occurs; and

(e)	an amount equal to your Performance Bonus for the calendar year in which your termination date occurs pro-rated based upon the portion of the year completed prior to your termination date and computed as if all applicable standards and goals had been met in full.

If the Company terminates this Agreement without Cause, or if you terminate this Agreement for Good Reason, one half (50%) of unvested stock options granted to you shall vest immediately.

Your “Termination Date” is the effective date of termination specified by the Company or you in any termination notice. The “Severance Period” shall be determined as follows: (i) if your Termination Date is before the one-year anniversary of the Effective Date, the Severance Period shall be three (3) months; (ii) if your Termination Date is after the one-year anniversary of the Effective Date but before the two-year anniversary of the Effective Date, the Severance Period shall be six (6) months; (iii) if your Termination Date is on or after the two-year anniversary of the Effective Date and before the three-year anniversary of the Effective Date, the Severance Period shall be nine (9) months; and (iv) if your Termination Date is on or after the three-year anniversary of the Effective Date, the Severance Period shall be twelve (12) months. The Severance shall be payable in a single lump sum payment within thirty (30) days following your termination of employment. Each payment described herein shall be treated as a separate payment for purposes of Code Section 409A.

10.	Change of Control

Following a Change of Control (as hereinafter defined), should your employment under this Agreement be terminated by the Company or any successor company without Cause, or should you terminate this Agreement for Good Reason, you shall be provided with Severance defined in Section 9 above with the Severance Period set at twelve (12) months. Furthermore, in the event of a Change of Control, all unvested stock options granted to you shall vest immediately.

For the purposes of this Agreement, “Change of Control” shall mean the occurrence of one or more of the following:

(a)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of their subsidiaries and another corporation or other entity, as a result of which the holders of common shares of the Company prior to the completion of the transaction hold less than 50% of the issued and outstanding shares of the successor corporation after completion of the transaction;

(b)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, rights or properties of the Company to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Company in the course of a reorganization of the Company (and any of its subsidiaries); or

(c)	the election as directors of the Company by that number of persons which would represent a majority of the Board who are not included in the slate for election as directors proposed to the Company’s shareholders by the Company or its management.

11.	Dispute Resolution

In the event of a dispute between you and the Company arising out of or related to your employment with the Company (with the exception of disputes arising under the NDNC), it is agreed that any such dispute shall be settled by means of arbitration administered under New York law by the American Arbitration Association ("AAA") located in the State of New York and conducted in accordance with the AAA’s Employment Rules. In such arbitration, the arbitrator (i) shall not amend or modify the terms of this letter agreement or of any the Company policy, and (ii) shall render a decision within ten business days from the closing statements or submission of post-hearing briefs by the parties. The arbitration award shall be final and binding, and any state or federal court shall have jurisdiction to enter a judgment on such award. This requirement to arbitrate disputes shall apply to all claims and demands, including, without limitation, any rights you may assert under any federal, state, or local laws or regulations applicable to your employment with the Company.

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12.	Non-Disparagement

Neither Party shall make any oral or written statement about the other party which is intended or reasonably likely to disparage, defame, libel or slander the other Party, or otherwise degrade the other Party's reputation in the business community, among existing or potential investors, or in the biopharmaceutical industry. Notwithstanding the foregoing, nothing contained in this Agreement prohibits or is intended to prohibit you or the Company from providing truthful information about your employment or about the Company to any governmental entity, regulatory agency, judicial or dispute resolution forum, prevents you or the Company from commencing, defending or participating fully in a judicial proceeding or dispute resolution process, or prohibits you from making statements perceived by you to be reasonably necessary or appropriate in the good faith performance of your duties on behalf of the Company.

13.	Provisions which Operate Following Termination

Notwithstanding any termination of your employment under this Agreement for any reason, all provisions of this Agreement which by their terms are to be performed following the termination of your employment shall survive such termination and be continuing obligations.

14.	Amendments

Any amendments to this Agreement will be in writing and signed on behalf of the Company and by you.

15.	No Waiver

Failure to require compliance with any provision or condition provided under this Agreement shall not be deemed a waiver or relinquishment of such provision or condition at any other time.

16.	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, by a court of competent jurisdiction, such invalidity will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

17.	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

18.	Notices

All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) immediately if delivered by hand or upon confirmation of receipt; (ii) after the expiration of three (3) days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested; (iii) one (1) day after prepaid telegram or facsimile transmission (with written confirmation of receipt) or email transmission; or (iv) after the expiration of the second business day following deposit with documented overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the following addresses:

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if to Executive:

Anthony S. Fiorino, MD, PhD

550 Sylvan Ave.

Englewood Cliffs, NJ 07632

if to the Company:

Immune Pharmaceuticals Inc.

550 Sylvan Avenue, Suite 101

Englewood Cliffs, NJ 07632

Attn: Chief Executive Officer

19.	Successors and Assigns

You shall not assign any of your rights under this Agreement without written consent of the Company. The Company will not assign its rights and obligations under this Agreement without your written consent, not to be unreasonably withheld. This Agreement shall be binding on the Company’s successors and assigns.

20.	Section 409A of the Internal Revenue Code of 1986, as amended

The intent with respect to any and all payments and benefits under this letter agreement (including Schedule A), is that such payments and benefits either: (i) do not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A"), and therefore are exempt from Section 409A, or (ii) are subject to a "substantial risk of forfeiture" and are exempt from Section 409A under the "short−term deferral rule" set forth in Treasury Regulation §1.409A−1(b)(4). In any event, it is confirmed that the intent is to have all provisions of this letter agreement (including Schedule A) construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

During your employment with the Company, you will be expected to abide by all the Company policies, as established from time to time. Please note that the terms of your employment, as well as your post-employment obligations, will be governed by such the Company policies, the NDNC, and the terms of this letter agreement, which supersede any prior agreements, whether oral or written, between you and the Company. In addition, all matters related to your relationship with the Company shall be governed by the laws of the State of New York.

To signify your agreement with the terms of employment as set forth in this letter agreement, please sign below where indicated, and send a copy of the signed letter agreement (including signed Schedule A) to Elliot Maza, Interim Chief Executive Officer (elliot.maza@immunepharma.com).

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We are confident in your ability to continue to contribute to the Company's growth and success, and are happy to have you as a valuable member of the Immune Pharmaceuticals team.

Sincerely,

IMMUNE PHARMACEUTICALS INC.

By: /s/Elliot Maza
Name: Elliot Maza
Title: Interim Chief Executive Officer

Acknowledged and Accepted by:	/s/ Tony Fiorino
Anthony Fiorino

Date: August 14, 2017

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Schedule A

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

This Agreement (“Agreement”) between Immune Pharmaceuticals Inc. (the “Company”), on behalf of all corporate affiliates and subsidiaries, including but not limited to Immune Pharmaceuticals Ltd. (collectively, the “Company Group”), and Anthony Fiorino, M.D., Ph.D. (“Employee”) shall be effective as of July 26, 2017 (the “Effective Date”).

WHEREAS, Employee wishes to be employed by Company; and

WHEREAS, Company wishes to continue such employment, with Company subject to all of the terms and conditions hereinafter set forth, and Employee wishes to continue such employment by Company (the “Employment”) on such terms and conditions;

NOW, THEREFORE, in consideration of Employee’s continued Employment by Company, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Company and Employee agree as follows:

1.	Company Group Business

Company Group is the business of researching, developing, marketing, selling and distributing drugs to treat certain inflammatory conditions and certain diseases affecting the immune system (“Company Group Business”).

2.	Inventions

(a)	“Invention(s)” means all ideas, inventions, discoveries, improvements, developments, technology, work of authorship, trade secrets, know-how, formulae, techniques, tool, process, data, data structures, software, firmware, code, programs, systems, plans, devices, apparatus, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, design, circuit, layout, description, concept, drawing, schematic, composition or any other material or information, tangible or intangible, (including all versions, modifications, enhancements and derivative works thereof, including works-in-progress), whether or not patented, copyrighted or otherwise protected and/or subject to statutory protection, whether or not reduced to practice, which have been conceived, created, authored, developed, or reduced to practice by Employee, either alone or jointly with others, or by Company Group, whether on the premises of Company Group or not, during Employee’s Employment with Company; provided, however, that any of the foregoing which does not take place on the premises of Company Group, through Company Group’s use of the property, or at the direction of Company Group and does not relate to the actual or anticipated business, activities, research or investigations of Company Group, shall not constitute “Inventions” for purposes of this Agreement.

(b)	Employee hereby acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that Company and/or Company Group shall be the “author” within the meaning of the Act. Employee acknowledges and agrees that all Inventions are the sole and exclusive property of Company and/or Company Group. In the event that title to any or all of the Inventions does not or may not by operation of law, vest in Company or Company Group, Employee hereby agrees to promptly disclose and provide all Inventions to Company and/or Company Group, as applicable, and hereby assigns to Company and/or Company Group, as applicable, all his/her right, title and interest in all Inventions and all copies of them, in whatever medium fixed or embodied, and in all writing relating thereto in Employee’s possession or control. Employee hereby expressly waives that which may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) or similar rights in any Invention or any such work made for hire.

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(c)	Employee agrees not to file any patent, copyright or trademark applications relating to any Invention. Employee agrees to assist Company and/or Company Group whether before or after the termination of Employment, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the rights of Company and/or Company Group in the Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by Company.

(d)	If Company is unable, after duly reasonable effort, to secure Employee’s signature on any such documents, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by Employee.

3.	Confidential Information

(a)	“Confidential Information” means technical and business information about Company Group, its business partners, customers and products that is learned by Employee in the course of the Employment (including, without limitation, all periods of Employment with Company or Company Group prior to the Effective Date) including, without limitation, any and all (i) Inventions, computer programs, computer source and access codes and similar information, (ii) records and data bases, (iii) licenses and other agreements with third parties, (iv) product and service costs, prices, profits and sales, (v) marketing and business strategies, plans, forecasts, budgets, projections and analyses and various other financial and business information of Company Group, (vi) existing or prospective patient, health care professional, investor, vendor and supplier information and (vii) personnel files of employees, directors and service providers of Company and/or its affiliates. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to Company Group, and that such information gives Company Group a competitive advantage.

(b)	During the Employment and thereafter, the parties agree that Employee will not: (i) use any Confidential Information, however acquired, except as necessary within the scope of Employment with Company to perform his/her duties; (ii) him/herself duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information except as necessary in connection with the Employment; or (iii) disclose or permit the disclosure of any Confidential Information to any person not bound by a Confidentiality Agreement or Non-Disclosure Agreement with the Company, without the prior written consent of Company.

(c)	Employee acknowledges that Company and/or Company Group owns all right, title and interest in and to the Confidential Information. Employee acquires hereunder no right, title or interest in any Confidential Information.

(d)	Upon the termination or expiration of the Employment, Employee will return to Company all tangible materials and all copies thereof, in whatever media, then in Employee’s possession or control, containing or employing any Confidential Information.

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4.	Covenant Not to Compete

(a)	Employee hereby agrees that s/he shall not, either as an employee, employer, consultant, agent, service provider, principal, partner, corporate officer, independent contractor, or in any other individual or representative capacity, engage or participate in, or become employed by any business or compete in any manner (or assist any other person or entity to compete in any manner), including through remote means such as by telephone, written correspondence, or computerized communication, whether for compensation or otherwise, with Company and/or Company Group, by (i) producing, developing or marketing, or assisting others to produce, develop or market, products, processes and/or services (including, without limitation, technologies, software and source codes) which are directly competitive with those products, processes or services of Company or Company Group, whether existing or those for which Company or Company Group has taken substantial steps toward planning for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge of or had access to Confidential Information about during the Employment; or (ii) otherwise engaging in any business activity which directly competes with the business operations or activities in which Company has engaged, as defined in Section 1 of this Agreement (a “Competing Business”), such restrictions to apply to geographical locations in which Company has engaged or taken substantial steps toward engaging in business during the term of Employee’s Employment, and shall apply during the course of Employee’s Employment, as well as for a period of six (6) months following the date of termination of Employee’s Employment, except upon written consent of Company’s Chief Executive Officer, which should not be unreasonably withheld.

(b)	Nothing in this Agreement shall be construed to prevent Employee, upon termination of Employee’s term of Employment, from seeking or holding employment or a consulting relationship with any person, firm, corporation, or other entity that is not a directly Competing Business, or from seeking or holding employment or a consulting relationship with any person, firm, corporation, or other entity whose business includes both a directly Competing Business and non-competing business, provided Employee’s relationship does not involve the directly Competing Business.

(c)	Nothing in this Agreement shall be construed to prevent Employee, upon termination of Employee’s term of Employment, from holding employment or a consulting relationship with any person, firm, fund, corporation or other entity whose primary business involves making, directing, researching or otherwise advising on investments of equity, debt or other instrument in companies and businesses in the biotechnology, pharmaceutical, medical device and diagnostics industries, or from making, directing, researching or otherwise advising such investments on his/her own behalf.

5.	Non-Solicitation

(a)	Employee agrees that, during the term of Employment and for a period of eighteen (18) months thereafter, Employee shall not, directly or indirectly: (i) influence or attempt to influence customers or suppliers of Company and/or Company Group to divert their business to any competitor of Company and/or Company Group, or (ii) solicit or recruit any employee of Company and/or Company Group for the purpose of being employed by him/her or by a competitor of Company.

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6.	Enforceability of this Agreement

(a)	Employee hereby represents and warrants that (i) Employee’s performance of the terms of this Agreement and as an employee of Company will not breach any confidentiality or other Agreement which Employee entered into with former employers and (ii) Employee is not bound by any agreement either oral or written which conflicts with this Agreement.

(b)	This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any understanding between the parties with respect thereto and replaces any previously executed confidentiality/non-disclosure agreements enteredt into by the parties. No provision of this Agreement may be changed or modified, nor may this Agreement be discharged in part or in whole, except in a writing, executed by both parties.

(c)	The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any state to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such state, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that state. If this Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(d)	The obligations contained in Section 2 and Section 3 above shall survive and continue in full force and effect regardless of the termination or expiration of the Employment or Employee’s access to any Confidential Information.

7.	Equitable Relief

Employee acknowledges and agrees that Company would be irreparably injured by Employee’s breach of this Agreement and that monetary remedies would be inadequate to protect against any actual or threatened breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to Company, Employee agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of Company without proof of actual damages to remedy or prevent any such breach.

8.	Governing Law and Venue

This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the choice of law provisions thereof. If the Agreement is held unenforceable to any extent in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction. It is agreed that any dispute hereunder shall be adjudicated by a court in the city of New York.

9.	Notice

All notices and other communications under this Agreement shall be in writing and shall be given by hand, fax, electronic or certified or registered mail, and shall be deemed to have been duly given twenty four (24) hours after transmission of a fax or electronic email, three (3) days after mailing, or immediately upon delivery in person or confirmation of receipt.

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10.	Assignment

Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of Company. This Agreement is personal to Employee, and Employee may not assign his/her rights or obligations under this Agreement to any third party.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officer, and Employee has signed this Agreement, as of the date set forth below.

/s/Tony Fiorino	/s/ Elliot Maza
Anthony Fiorino	Immune Pharmaceuticals Inc.
By:

August 14, 2017	August 14, 2017
Date	Date

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